Exhibit (a)(5)(A)

FORM 6-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Report of Foreign Issuer

Pursuant to Rule 13a-16 or 15d-16

Under the Securities Exchange Act of 1934

For the month of October, 2016

Commission File Number: 001-12440

ENERSIS AMÉRICAS S.A.

(Translation of Registrant’s Name into English)

Santa Rosa 76,

Santiago, Chile

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒                Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):

Yes  ☐                No  ☒

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):

Yes  ☐                No  ☒

Indicate by check mark whether by furnishing the information contained in this Form, the Registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934:

Yes  ☐                No  ☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 13g3-2(b): N/A

Important Information For Investors and Shareholders

This communication relates to a proposed merger between Enersis Américas S.A. (“Enersis Américas”) and Endesa Américas S.A. (“Endesa Américas”). In connection with the proposed merger, Enersis Américas and Endesa Américas have distributed a joint information statement/prospectus containing information about the proposed merger to their respective shareholders and holders of American Depositary Shares (ADSs). The joint information statement/prospectus is included in the registration statement on Form F-4 (Registration No. 333-211405) filed with the Securities and Exchange Commission (the “SEC”). Shareholders and ADS holders of Enersis Américas and Endesa Américas are urged to read the joint information statement/prospectus and other documents filed with the SEC carefully and in their entirety because they contain important information about Enersis Américas, Endesa Américas and the proposed merger.

Investors and security holders may obtain free copies of the prospectus/information statement and other documents filed with the SEC by Enersis Américas and Endesa Américas on the SEC’s website at www.sec.gov. Copies of the prospectus/information statement and the other documents filed with the SEC by Enersis Américas are also available free of charge on the Enersis Américas Investor Relations website at www.enersisamericas.cl or by contacting Enersis Américas S.A. at Santa Rosa 76, Piso 15, Santiago, Chile, Attention: Investor Relations or by phone at +56 2 2353 4400 or by E-mail at ir@enersis.cl. Copies of the prospectus/information statement and the other documents filed with the SEC by Endesa Américas are available free of charge on the Endesa Américas Investor Relations website at www.endesaamericas.cl or by contacting Endesa Américas S.A. at Santa Rosa 76, Piso 15, Santiago, Chile, Attention: Investor Relations or by phone at +56 2 2630 9000 or by E-mail at ir@endesa.cl.

Enersis Américas S.A. (“Enersis Américas”, “we”, “us” and “our”) is filing this Report on Form 6-K to provide an update on the pending concurrent tender offers for (i) all outstanding shares of common stock of Endesa Américas S.A. (“Endesa Américas”), other than shares owned by Enersis Américas, for Ch$ 300 per share (the “Chilean Offer”) and (ii) all outstanding shares held by holders of Endesa Américas shares resident in the United States (“U.S. Holders”) for Ch$ 300 per share, payable in U.S. dollars, and all outstanding American Depositary Shares (ADSs) from all holders of Endesa Américas ADSs for Ch$ 9,000 per Endesa Américas ADS, payable in U.S. dollars (the “U.S. Offer”), and exercises of statutory merger dissenters’ withdrawal rights in connection with the pending merger of Endesa Américas and Chilectra Américas S.A. (“Chilectra Américas”) with and into Enersis Américas (the “Merger”).

As of the close of business on October 20, 2016, there were 287,266 Endesa Américas shares validly tendered in the Chilean Offer and 775 Endesa Américas shares or Endesa Américas ADSs validly tendered in the U.S. Offer. The Chilean Offer and the U.S. Offer (collectively, the “Offers”) were commenced on September 14, 2016 and are currently expected to expire at 5:30 p.m. Chilean time (4:30 p.m. New York City time) on October 28, 2016. On October 20, 2016, the closing price for Endesa Américas shares on the Santiago Stock Exchange was Ch$ 322.89 per share.

Among the conditions to the completion of the Offers and the Merger is that less than 10% of the outstanding shares of Enersis Américas, 10% of the outstanding shares of Endesa Américas and 0.91% of the outstanding shares of Chilectra Américas exercise the statutory merger dissenters’ withdrawal rights provided under Chilean law, provided that no shareholder of will own more than 65% of Enersis Américas on the day of the expiration of the period to exercise statutory merger dissenters’ withdrawal rights by dissenting shareholders, considering the number of shares in the new share capital of Enersis Américas approved by shareholders in connection with the Merger on September 28, 2016.

As of the close of business on October 20, 2016, there were exercises of statutory merger dissenters’ withdrawal rights with respect to the following number of shares: (i) 1,891,558 Enersis Américas shares, representing less than 0.01% of the outstanding shares; (ii) 982,519 Endesa Américas shares, representing 0.01% of the outstanding shares; and (iii) 17,904 Chilectra Américas shares, representing less than 0.01% of the outstanding shares. The exercise period for the statutory merger dissenters’ withdrawal rights expires on October 28, 2016, the same day as the expiration of the Offers.

There can be no assurance as to whether or when the conditions to the Offers or the Merger will be satisfied. Under Chilean law, the Merger will become effective as of the first day of the calendar month following the month in which a deed of compliance with the merger conditions is granted. Although Enersis Américas initially expected to complete the Merger on or before December 1, 2016, Enersis Américas is currently evaluating a possible Merger effective date of January 1, 2017 in order to provide additional time for regulatory compliance in connection with the Merger, the issuance of the Enersis Américas shares and ADSs to be exchanged for Endesa Américas shares and ADSs and Chilectra Américas shares, as applicable, in the Merger, and listing of such shares and ADSs with Chilean stock exchanges and the New York Stock Exchange, respectively.

The information in this Report on Form 6-K shall be incorporated by reference into the registration statement on Form F-4 of the Company (Registration No. 333-211405).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERSIS AMÉRICAS S.A.

By:	/s/ Javier Galán
Javier Galán
Chief Financial Officer

Dated: October 21, 2016